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                                                                   EXHIBIT 10(a)


                                AGREEMENT BETWEEN
                      OHIO BUREAU OF WORKERS' COMPENSATION
                     AND COMPMANAGEMENT HEALTH SYSTEMS, INC.


         This is an Agreement by and between CompManagement Health Systems, Inc. (the "MCO"), having offices at 6377 Emerald Parkway, Dublin, Ohio 43017, and the State of Ohio, Bureau of Workers' Compensation (the "Bureau" or "BWC"), having offices at 30 W. Spring Street, Columbus, Ohio 43215-2256, entered into the day, month and year set out below.

         Whereas, the Bureau is required to administer the Health Partnership Program ("HPP") under the provisions of Revised Code Section 4121.44 and the Rules promulgated under the authority of Revised Code Section 4121.441; and,

         Whereas, the Bureau desires to obtain the services of one or more managed care organizations to provide medical management and cost containment services to Ohio employers and injured workers in accordance with the HPP; and,

         Whereas, the MCO desires to provide medical management and cost containment services in support of the Bureau's administration of the HPP:

         Now, therefore, the parties hereto in consideration of the services to be performed and the compensation to be paid mutually agree to the following:

1. SCOPE OF SERVICES. The MCO shall provide for and perform the following services and activities:

         A.       MEDICAL MANAGEMENT.

         The MCO shall provide medical management services for all workers' compensation cases that result from injuries and occupational diseases to employees arising out of the course and scope of employment as provided by law, including Medical Case Management services as defined under Appendix G of this Agreement). The MCO recognizes that (1) all services provided are linked to the successful return to work or resolution for injured workers, (2) close interaction between the MCO and the employer is critical to the program's success, (3) close attention to treatment protocols and Treatment Plans is required, (4) provider networks must emphasize the appropriate provider composition to treat occupational injuries and illness, and (5) continually meeting data requirements is essential for effecting and measuring return to work.

         B.       HEALTH CARE PROVIDER NETWORK.

         (1) The MCO shall provide for and maintain a health care provider network (the "Network"). The MCO shall not discriminate against any category of health care provider when establishing categories of providers for participation in its Network. However, the MCO is not required to accept or retain any individual provider in its Network. The MCO shall submit to the Bureau for prior approval any changes in the Network that would materially change Network provider composition.

         (2) In addition to primary care physicians specifically selected and recruited to treat workers' compensation patients under the HPP, the Network shall continually provide access to specialty
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         providers recruited to treat workers' compensation patients under the
         HPP, including but not limited to:

           Orthopedic Surgeons                   Psychologists
           Physical Therapists                   Plastic Surgeons
           Occupational Therapists               Neurosurgeons
           Chiropractors                         Podiatrists
           Occupational Medicine Physicians      Dentists
           General Surgeons                      Ophthalmologists
           Radiologists                          Prosthetists and Orthotists
           Anesthesiologists                     Pulmonary Disease Specialists
           Neurologists                          Infectious Disease Specialists
           Physiatrists (Physical Medicine       Dermatologists
              Physicians)
           Hand Surgeons
           Psychiatrists

        (3) Maintaining appropriate Network provider composition is the sole responsibility of the MCO and not the responsibility of any leased provider network.

        (4) The MCO's Network shall consist of providers sufficient in number and type to meet the needs of employers and employees in each county in which the MCO is certified. All Network providers shall be Bureau certified. The MCO shall credential all Network providers in terms of qualifications to provide treatment for workers' compensation patients and to meet HPP return to work objectives. All Network providers shall be credentialed by the MCO as of the Effective Date of this Agreement. The Bureau retains the discretion to require that Network providers be re-credentialed by the MCO during the term of this Agreement.

        (5) The MCO shall provide access to the following health care facilities, supplies and services as part of its Network:

           Acute Care Hospitals
           Urgent Care Centers
           Laboratories
           Diagnostic Radiology Centers
           Medical Equipment Suppliers
           Home Health Agencies
           Acute Rehabilitation Centers
           Sub-Acute Facilities (including Sub-Acute Rehabilitation and Skilled
              Medical Facilities)
           Rehabilitation Hospitals
           Long Term Care Facilities
           Traumatic Brain Injury Facilities

         C.       ADHERENCE TO PRESCRIBED TREATMENT GUIDELINES.

         (1) The MCO services shall include implementation of treatment guidelines, return to work guidelines and utilization review to evaluate the necessity and/or effectiveness of medical care. The treatment and return to work guidelines utilized by the MCO shall be nationally recognized guidelines and shall include one or more of the guidelines specified in Sections 1C(1)(a), (b), or (c) of this Agreement.

                  (a) The Bureau shall distribute the following treatment guidelines, as applicable, to Bureau certified providers designated by the Bureau. The MCO may use any of these guidelines to comply with Section 1C(1) of this Agreement:
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                           Milliman and Robertson, Healthcare Management
                           Guidelines, Volume 7.

                           InterQual Clinical Decision Support Criteria:
                           Indications for Workers' Compensation Clinical Management.

                           Scott Haldeman, D.C., M.D., Ph.D., David
                           Chapman-Smith, LLB, Donald M. Petersen, Jr., B.S., eds., Guidelines for Chiropractic Quality Assurance and Practice Parameters, Proceedings of the Mercy Center Consensus Conference, 1993.

                  (b) If the MCO does not wish to use the guidelines listed in
                  Section 1C(1)(a) of this Agreement, the MCO may use any of the following treatment guidelines to comply with Section 1C(1) of this Agreement. The MCO shall distribute any treatment guidelines it opts to use under this Section to all Bureau certified Network providers designated by the Bureau to receive treatment guidelines under Section 1C(1)(a) of this
                  Agreement:

                           The American Accreditation Healthcare Commission, URAC National Workers' Compensation Utilization Management Standards.

                           Jeffrey S. Harris, M.D., M.P.H., M.B.A., Chair, American College of Occupational and Environmental Medicine, ed., Occupational Medicine Practice Guidelines.

                           Institute for Health Care Quality, Quality First Risk Management System Practice Guidelines.

                           Presley Reed, M.D., The Medical Disability Advisor - Workplace Guidelines for Disability Duration, Second Edition.

                           U.S. Department of Health and Human Services, Public Health Service, Agency for Health Care Policy and Research, Acute Low Back Problems in Adults - Assessment and Treatment.

                  (c) If the MCO does not wish to use the guidelines listed in
                  Section 1C(1)(a) or (b) of this Agreement, the MCO may use any alternative guidelines that are approved in advance by the Bureau as being at least equal in effectiveness to the guidelines listed in Section 1C(1)(a) or (b) of this Agreement to comply with Section 1C(1) of this Agreement. The MCO shall distribute any treatment guidelines it opts to use under this Section to all of its Bureau certified Network providers designated by the Bureau to receive treatment guidelines under
                  Section 1C(1)(a) of this Agreement:

         (3) All MCO Medical Case Management staff members shall complete annual training on the MCO's treatment guidelines, return to work guidelines, utilization review and protocols.

         D.       SUBMISSION OF PLANS OF CARE.

         (1) The MCO shall submit coordinated Plans of Care on all lost-time injured workers and injured workers with designated medical-only diagnosis codes as designated in the MCO Policy Reference Guide (Appendix A) to the Bureau as follows: (a) if hard copy, must be submitted within five (5) Business Days of the Bureau's allowance decision; (b) if electronic 278 Plan of
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         Care or equivalent (when reinstated by the Bureau pursuant to Section
         1J(3) of this Agreement), must be available for pickup by the EDI system provider designated by the Bureau no later than 2:00 P.M. Eastern Time the fifth Business Day after the Bureau's allowance decision; and (c) in all cases, must be re-submitted or updated when significant changes in the Treatment Plan occur as defined in the MCO Policy Reference Guide, but no less often than every sixty (60) days for so long as treatment is ongoing unless otherwise specified in writing by an appropriate Bureau representative.

         (2) A submitted Plan of Care shall include the diagnosis (including designation of the primary diagnosis), prognosis, expected outcomes (including anticipated return to work date) and provider Treatment Plan (including prescribed medications, duration and frequency of treatment).

         (3) Not later than March 1, 1999, the MCO's process of reviewing medical bills shall be integrated with the associated Plan of Care. Plan of Care compliance by the MCO and integration with bill review are subject to periodic audit by the Bureau.

         E.       TREATMENT REIMBURSEMENT AUTHORIZATIONS/DENIALS.

         (1) Treatment reimbursement authorizations and denials by the MCO shall be evaluated using the following three-part test (all parts must be met to authorize treatment reimbursement):

                           o The requested services are reasonably related to
                             the injury;
                           o The requested services are reasonably necessary for
                             treatment of the injury;
                           o The costs of the services are medically reasonable.

         (2) Treatment reimbursement decisions shall be communicated in writing, with an appropriate explanation, within three (3) Business Days from the MCO's treatment reimbursement request Receipt Date as follows: all treatment reimbursement decisions shall be sent to the Bureau and the provider; treatment reimbursement denials shall also be provided to the injured worker and his or her representative, if any; treatment reimbursement approvals shall also be provided to the employer and its representative, if any, upon request and as set forth in the MCO Policy Reference Guide (Appendix A).

         (3) The MCO shall respond to a provider's proposed Treatment Plan (submitted on a C-9 or other appropriate form) within three (3) Business Days from the MCO's Treatment Plan Receipt Date, either authorizing, denying, or pending reimbursement approval for the proposed Treatment Plan due to insufficient information, in accordance with the provisions of the MCO Policy Reference Guide (Appendix A). A Clinician (as defined in Appendix G of this Agreement) shall make all treatment reimbursement denials on behalf of the MCO.

         (4) The MCO shall phase in the appropriate certification requirements for its Medical Case Management staff (including vendors and subcontractors) as follows: twenty-five percent (25%) of all MCO staff performing Medical Case Management (as defined in Appendix G of this Agreement) shall be certified as medical case managers as defined in Rule 4123-6-022(C)(32) of the Ohio Administrative Code by December 31, 1999; fifty percent (50%) of all MCO staff performing Medical Case Management (as defined in Appendix G of this Agreement) shall be certified as medical case managers as defined in Rule 4123-6-022(C)(32) of the Ohio Administrative Code by September 15, 2000.

         F.       ALTERNATIVE DISPUTE RESOLUTION.

         The MCO shall have an alternative dispute resolution ("ADR") process for the resolution of medical disputes that includes one independent level of review. If an individual health care
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         provider is involved in the dispute, the independent level of review shall consist of a peer review conducted by an individual or individuals licensed pursuant to the same section of the Ohio Revised Code as the health care provider. The MCO shall conduct its ADR process in accordance with the provisions of Rule 4123-6-16 of the Ohio Administrative Code and the MCO Policy Reference Guide.

         G.       HEALTH CARE QUALITY ASSURANCE / PROVIDER QUALITY IMPROVEMENT.

         The MCO shall have a medical management quality assurance program that includes the use of an updated quality assurance policies and procedures manual that is in compliance with American Accreditation Health Care Commission/URAC standards. The MCO shall continually assess the quality of treatment reimbursement decisions and billing procedures in connection with approved treatment reimbursement.

         H.       PROVIDER PAYMENTS.

         (1) The MCO shall submit medical provider bills electronically to the Bureau within seven (7) Business Days from the MCO's provider bill Receipt Date. The Bureau shall review all bills for allowed conditions and allowed claims and shall pay the MCO for allowed payments after receipt of a proper invoice and after a final adjudication permitting payment for the claim. The Bureau shall make Electronic Fund Transfer ("EFT") to the MCO within seven (7) Business Days after receipt of a proper invoice and after a final adjudication permitting payment for the claim. The MCO shall pay the provider within seven (7) Business Days from receipt of the EFT. The MCO shall pay interest to the Bureau at the rate established by the Office of Budget and Management, if the provider is not paid within thirty (30) days of receipt of the EFT from the Bureau.

         (2) The MCO shall retrieve electronic bills from the Bureau's World Wide Web site (www.ohiobwc.com) no later than 5:00 P.M. the next Business Day after the bills are placed in the MCO's directory by the Bureau.

         (3) The MCO shall pay provider bills in accordance with Rules 4123-6-10, 4123-6-11, and 4123-6-12 of the Ohio Administrative Code. However, if the MCO utilizes a leased provider network to fulfill the requirements of Section 1B. of this Agreement, the MCO shall not apply the discounted payment rates of the leased network to its payments to any provider within that network without first obtaining the signed written consent of the provider.

         (4) Not later than March 1, 1999, the MCO shall have and use a system that tracks the status of provider bills at any stage of the bill adjudication process. Such a system must allow the MCO to respond to inquiries by authorized parties and to the Bureau as to the disposition of a bill and the expected payment date of a bill. The Bureau may require the MCO to issue reports to the Bureau and/or medical providers on the status of payments to providers.

         (5) The MCO shall educate providers, both in-state and out-of-state, on correct billing procedures and the MCO's prior authorization methods.

         (6) Following termination of this Agreement the Bureau shall reimburse the MCO for providers' services only if invoices are submitted within sixty (60) days of the termination date and only if such payment is not subject to deduction.

         I.       EMPLOYER EDUCATION / INJURED WORKER ASSISTANCE.

         (1) The MCO shall have an employer education program where the MCO (or its vendor or subcontractor) shall visit each employer with an experience modification of one hundred twenty-
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         five percent (125%) or greater that is serviced by the MCO for the purposes of educating the employer on effective return to work programs and learning more about the employer's work site and operations. Such visits are subject to audit by the Bureau and Bureau staff may accompany the MCO representatives to on-site visits at the Bureau's discretion.

         (2) The MCO shall provide MCO identification ("I.D.") cards to all employers within thirty (30) days of employer assignment to the MCO. The Bureau may reassign an employer from the MCO if the Bureau determines that the reassignment is in the best interest of both the employer and the MCO.

         (3) The MCO shall provide Network provider directories to employers upon request. The MCO shall assist the injured worker in locating a Bureau certified provider, whether in-state or out-of-state, if the injured worker or employer requests assistance.

         J.       ELECTRONIC DATA INTERCHANGE ("EDI") REQUIREMENTS.

         (1) The MCO shall comply with all requirements for submission and receipt of EDI transactions as set forth in the EDI Implementation Documentation (Appendix B) and within this Agreement. The EDI Implementation Documentation may be modified by the Bureau from time to time to comply with Bureau policies, the Health Insurance Portability & Accountability Act of 1996 ("HIPAA") and the Accredited Standards Committee ("ASC") X12 versions. The MCO shall have in force a contract with an EDI system provider designated by the Bureau. The MCO will be given a minimum of six (6) weeks for implementation of any EDI modification unless both parties mutually agree to a shorter time frame.

         (2) EDI pick-up and delivery is the responsibility of the MCO. The MCO shall pick-up EDI transactions according to its EDI system provider contract and the EDI Implementation Documentation from a location determined by the Bureau. The MCO will deliver all EDI transactions according to its EDI system provider contract and the EDI Implementation Documentation to a location approved by the Bureau.

         (3) The MCO shall meet and implement whenever applicable all requirements for submission to the Bureau of the following EDI transaction types as defined by the EDI Implementation Documentation:

         o 148 Report of Injury, Illness or Accident (including all planned changes as defined in the 148 Summary of Planned Changes for 1999 section of the EDI Implementation Documentation)
                           - First Report Of Injury ("FROI") -- must be
                             available for pickup by the EDI system provider designated by the Bureau no later than 2:00 P.M. Eastern Time the second FROI Business Day after the MCO's FROI Receipt Date
                           - Subsequent Claim Information
         o        837 Health Care Claim
                           - Medical Bill for an allowed claim -- within seven
                             (7) Business Days of the MCO's Receipt Date for the bill
         o        278 Health Care Services Review Information
                           - Plan of Care or equivalent (when reinstated)
         o        997 Functional Acknowledgment
                            - Within twenty-four (24) hours of transactions
                             received from the Bureau.
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         (4) The MCO shall meet and implement whenever applicable all requirements for receipt from the Bureau of the following EDI transaction types as defined by the EDI Implementation Documentation:

         o        835 Health Care Claim Payment/Advice
         o        824 Application Advice
                           - Initial Claim Acknowledgment or Denial, Subsequent
                             Claim Denial, Plan of Care or Equivalent Denial, Medical Bill Denial, and Positive Bill Receipt Acknowledgment if and when implemented.
         o        997 Functional Acknowledgment
         o        816 Organizational Relationships
                           - Employer Information
                           - Employer & Injured Worker Representative(s)
                             Demographic Data once implemented
         o 148 Report of Injury, Illness or Accident (including all planned changes as defined in the 148 Summary of Planned Changes for 1999 section of the EDI Implementation Documentation)
                           - Subsequent Claim Information
         o        Electronic provider information or equivalent once implemented

         (5) The MCO shall meet and implement whenever applicable all requirements for receipt of the following EDI transaction types from medical providers as defined by the EDI Implementation Documentation:

         o        837 Health Care Claim by February 1,1999.
         o        148 Report of Injury, Illness or Accident (Inbound FROI) once
         o implemented Electronic Treatment Plan or equivalent once implemented

         (6) The MCO shall meet and implement whenever applicable all requirements for submission of the following EDI transaction types to medical providers as defined by the EDI Implementation Documentation:

         o        Advice and Response to the Provider 837 by February 1, 1999
         o        835 Health Care Claim Payment/Advice once implemented
         o        Electronic fund transfers once implemented

         (7) The Bureau's required data element criteria is defined for each transaction set, where applicable, in the transaction set overview in the EDI Implementation Documentation. The required data element criteria is listed alphabetically for each data element for each transaction set, where applicable, in the Business Rules Matrix in the EDI Implementation Documentation.

         K.       INFORMATION SYSTEMS CAPABILITY.

         (1) The MCO shall have a Year 2000 Compliant integrated information system that supports each business function throughout the lifecycle of a claim. The MCO warrants that all products or services provided under this Agreement shall be Year 2000 Compliant, as defined in Appendix G of this Agreement. The provisions of this paragraph shall survive any termination or expiration of this Agreement.

         (2) The MCO shall periodically demonstrate to the satisfaction of the Bureau that its information system is capable of supporting its managed care process through the effective integration of its technical information processing components.
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         (3) The MCO shall have the capacity to access claim information via the
         Bureau's External Data Access (EDA) program and to bear its own equipment and Network Service Provider (NSP) costs where applicable.

         (4) The MCO shall demonstrate its ability to capture data required for the Return to Work Degree of Disability Management (DoDM) measurement set forth in Appendix E of this Agreement.

         (5) In addition to electronic bills, the MCO shall have Internet access and shall retrieve files available for download from the Bureau World Wide Web site (www.ohiobwc.com) no later than 5:00 P.M. the next Business Day after the files are placed in the MCO's directory by the Bureau. These files include but are not limited to Provider List Update, Customer Service Team (CST) update, Open Enrollment Claim Update File, the Foresight Corporation's EDISIM product along with the Ambassador Kit and, when available, the Employer and Injured Worker Representative(s) demographic data.

         (6) The MCO shall have the capability to communicate with the Bureau via Internet e-mail, including the capability to access e-mail attachments. The MCO shall also have the capability to create and interpret text-based documents.

         (7) The MCO shall have at least one personal computer that is capable of executing downloaded computer programs, including but not limited to, Foresight EDISIM and Ambassador Kit products from the Bureau World Wide Web site (www.ohiobwc.com).

         L.       MCO REVIEWS AND AUDITS.

         (1) The Bureau may conduct random, unannounced reviews or audits of the MCO. The scope of such reviews or audits shall include, but is not limited to, substantial performance with the terms and conditions of this Agreement, consistent and appropriate use of treatment guidelines and return to work guidelines, compliance with any and all technical requirements and time deadlines, financial and accounting information and return to work results.

         (2) On or before June 30, 1999, the Bureau shall require an independent auditor's report on the policies and procedures placed in operation at the MCO and tests of operating effectiveness, specifically the Statement on Auditing Standards No. 70, Level 2 Report ("SAS 70"). This report shall cover at a minimum a ten (10) month period occurring between July 1, 1998 and June 30, 1999. The SAS 70 report shall be prepared using the control objectives provided by the Bureau and in the format specified by the Bureau. During the term of this Agreement the MCO shall submit such reports on or before June 30 of each year covering at a minimum a ten (10) month period occurring between July 1 of the preceding year and the filing deadline. The MCO shall implement all SAS 70 audit recommendations resulting from deficiencies identified in the report.

         (3) On or before June 30, 1999, the Bureau shall require independently audited financial statements from the MCO. The audit report shall be prepared using Generally Accepted Accounting Principles ("GAAP"), and shall cover a twelve (12) month period ending between July 1, 1998 and June 30, 1999. During the term of this Agreement, the MCO shall submit such reports on or before June 30 of each year covering the MCO's most recent fiscal year.

         (4) The MCO shall retain copies of canceled checks, original provider bills and other documentation for provider payments as provided in the MCO Policy Reference Guide (Appendix A) and shall make copies available to the Bureau upon request for audit. If supporting documentation is not received, administrative payment to the MCO will be withheld until the requested information is provided. Each review or audit will be based on the information received as of the due date. Documentation not received by due date will not be included.

         (5) The MCO shall permit any authorized representative of the Bureau to inspect, copy and audit such records, books, vouchers, invoices, and medical bill payment information as is reasonably required to substantiate the fees billed to or paid by the Bureau, upon prior written notice, during Normal Business Hours, Monday through Friday 9:00 A.M through 5:00 P.M. Eastern Time.

         M.       MCO CUSTOMER SERVICE COMMUNICATIONS.

         (1) The MCO shall assign cases to appropriate staff no later than 5:00 P.M. Eastern Time the next Business Day after the MCO's FROI Receipt Date. The MCO shall respond to all communications (e-mail, fax, phone, mail) within a reasonable period of time.

         (2) The MCO shall have one toll-free telephone number through which all types of issues can be addressed as well as a toll-free fax telephone number. Customer service telephone lines shall be staffed during Normal Business Hours, Monday through Friday 9:00 A.M through 5:00 P.M. Eastern Time.

         (3) The MCO (or any vendor or subcontractor) shall use only fax machines with date/time indicators (showing either A.M./P.M. or military time), and shall leave the date/time indicators on at all times.

2.       OBLIGATIONS OF MCO

         A.       GENERAL.

         The MCO agrees to perform the services required by this Agreement in accordance with all rules, regulations, guidelines, standards and procedures of the Bureau and according to commercially reasonable business practices. The MCO's Application to be certified for the HPP is hereby incorporated into this Agreement by reference. The MCO hereby acknowledges that it has provided the Bureau with a list of Bureau certified providers who are enrolled in its provider Network. The MCO agrees to review the treatment rendered by all providers and assist its providers in any manner or means necessary to return the injured worker to work.

         B.       RULES.

         The MCO agrees to abide by all rules established for the HPP as set forth in Rule 4123-6-01, et seq. of the Ohio Administrative Code (the "HPP Rules"). The MCO hereby acknowledges that as part of the application process to become certified as a Bureau managed care organization under the HPP, it has provided the Bureau with the internal guidelines, standards and procedures established for the medical management of workers' compensation cases and that such procedures are in accordance with all applicable Federal and Ohio laws.

         C.       CURRENT POLICIES.

         The MCO agrees to abide by all Bureau policies and MCO reporting requirements that are set forth in the MCO Policy Reference Guide (Appendix A). The MCO is responsible for communication with the Bureau Customer Service Teams and for the medical management of employers' cases for employers who have selected them and for employers who have been assigned to them.

         D.       FRAUD.

         (1) The MCO agrees to identify and report any suspected fraudulent or deceptive behavior committed by injured workers, employers, providers or any other person or entity (as defined in Ohio Revised Code Sections 2913.01(A) and (B), Ohio Revised Code Section 2913.48 and the criteria and requirements that are hereby incorporated by reference and attached hereto as "Appendix C: Fraud/Special Investigations-MCO Fraud Reporting and Referral Requirements," as may be modified during the term of this Agreement) to the Bureau's Fraud/Special Investigations Department. The MCO agrees to report these incidents and shall supply supporting preliminary documentation to the Bureau's Fraud/Special Investigations Department within ten (10) Business Days of discovery. The MCO and it agents, subcontractors and assignees agree to provide the Bureau's Fraud/Special Investigations Department with immediate and reasonable investigative access to any and all records, data, electronic storage media, personnel, and information relating to any subjects of an investigation.

         (2) The Bureau agrees to provide the MCO with fraud reporting criteria, requirements and processes as defined in Appendix C. The Bureau and MCO agree to jointly develop and provide supportive training to the MCO and to the Bureau's Fraud/Special Investigations Department personnel in the identification and detection of fraud or deceptive behavior or patterns. The Bureau and the MCO agree to jointly develop and refine detection, reporting and recovery processes as needed.

         E.       EMPLOYER AND CASE ASSIGNMENT.

         The parties agree that the cases subject to this Agreement shall be all cases of employers who select the MCO and all cases of employers assigned to the MCO by the Bureau. In addition to managing the cases of employers who select the MCO, the MCO agrees that the Bureau may assign other employers to the MCO and the MCO shall service those employers in accordance with the provisions of this Agreement. The MCO agrees that the Bureau may revoke any assignment made in error.

         F.       CAPACITY.

         (1) The MCO may limit assignment and employer selection by providing the Bureau with written notice that it is at capacity and that it will accept no further employer selections or assignments as of the date identified in the notice. The request should fully disclose and detail any and all reasons for the capacity limitation request and it should identify the counties where capacity will be limited.

         (2) In addition, the Bureau may declare the MCO ineligible to solicit or accept selection of the MCO by an employer or assignment of an employer to the MCO by the Bureau by placing the MCO at capacity. The Bureau may place the MCO at capacity for the following reasons: (a) The MCO is undergoing the decertification process pursuant to Rule 4123-6-17 of the Ohio Revised Code; (b) The MCO has notified the Bureau, pursuant to Section 3(C) of this Agreement, that it proposes to merge into or be acquired by another MCO; (c) the MCO has notified the Bureau, pursuant to Section 5(B) of this Agreement, that it intends to terminate this Agreement without cause; (d) the MCO's Capacity Bill Timing (as defined in Appendix G of this Agreement) is greater than fourteen (14.00) calendar days.

3.       ADMINISTRATIVE REQUIREMENTS

         A.       MCO BANK ACCOUNTS.

         The MCO's check stock shall bear the name, address, and telephone number of the MCO for identification purposes. The MCO provider account and the MCO administrative account shall be separate accounts with account numbers provided to and kept current with the Bureau. The MCO provider account shall be a dedicated account for the funds provided to the MCO by the Bureau to pay providers and shall only be used to pay providers. The MCO provider account shall not be an interest-bearing account and shall not be a "sweep account" (an account where funds over a certain amount are temporarily placed in an interest-bearing account until called on for payment).

         B.       MCO ORGANIZATIONAL STRUCTURE.

         The MCO shall provide to the Bureau a detailed description of the MCO's current organizational structure, including all subsidiary, parent and affiliate relationships. The MCO shall identify its principals, provide the date of incorporation or formation of partnership or limited liability company, and provide any fictitious names the managed care organization is, or has been, doing business under. The MCO shall provide the Bureau with the number of years it has operated as a managed care organization in the State of Ohio and the number of employees in each job description, identify other states in which the MCO has or is currently conducting business in the last five (5) years, and identify any banking relationships including all account information with any financial institutions doing business in Ohio. Information relating to the immediately preceding five years and current data shall be provided to the Bureau as of the effective date of this Agreement.

         C.       CHANGE IN MCO ORGANIZATION OR OPERATION.

         Any Changes to the MCO organizational structure or business operations must be approved in advance by the Bureau in writing. The MCO shall submit any proposed Change to the Bureau at least ninety (90) days in advance of the proposed effective date of the Change, unless the Bureau approves in advance a shorter period. The MCO shall comply with the Bureau's Merger and Acquisition Policy, which is attached hereto as Appendix D. For purposes of this Agreement "Change" means a reorganization, consolidation, merger or other combination with an unaffiliated party, the acquisition of substantially all the assets of the MCO by an unaffiliated party, any action causing the dissolution, insolvency or voluntary bankruptcy of the MCO, a change in the right to appoint, reelect or approve more than fifty percent (50%) of the directors or members of the controlling body of the MCO, or the MCO's becoming subject to a management agreement that covers all or substantially all the business operations of the MCO or any subcontractor or change in subcontractors, or any material change in the business operations of the MCO, including but not limited to changes in information technology or systems. Any unapproved Change to the MCO organizational structure or business operations shall permit the Bureau at its discretion to terminate this Agreement in accordance with the provisions of Section 5B of this Agreement.

         D.       MCO RECORD KEEPING AND DOCUMENTATION REQUIREMENTS.

         (1) The MCO shall ensure confidentiality of hard copy and electronic files. MCOs shall retain records received from providers and subcontractors that are utilized by the MCO to develop electronic billings to the Bureau. The MCO shall retain any records obtained from the providers and subcontractors that are utilized by the MCO to perform its medical management functions or to substantiate the delivery, value, necessity and appropriateness of goods and services to injured workers. MCOs shall retain records for the period of time and in the format provided in the MCO Policy Reference Guide (Appendix A). The MCO, upon request of the Bureau, shall provide all requested records to another MCO in conjunction with the reassignment of any employer.

         (2) Any medical and claim information that is part of the Bureau's claim file, including hard copies and electronic copies gathered by the MCO in the course of providing services under the HPP, is the property of the Bureau and such files shall be returned to the Bureau immediately upon termination of this Agreement. All documents received by the MCO shall be date stamped by the MCO on the document's Receipt Date as defined in Appendix G of this Agreement. Any equipment materials or supplies provided to the MCO by the Bureau shall be returned to the Bureau upon request.

4.       AMOUNT AND METHOD OF PAYMENT.

         A.       MCO PAYMENT METHODOLOGY.

         (1) The parties agree to the payment calculations and the payment schedules described in Appendix E of this Agreement. Reimbursement to the MCO for the period from January 1, 1999 to March 31, 1999 shall be as set forth in Appendix E of this Agreement.

         (2) Starting April 1, 1999, reimbursement to the MCO shall be based on a flat monthly administrative fee payment of one-twelfth (1/12) of four percent (4%) of annual workers' compensation premium for employers assigned to the MCO, to be paid in monthly installments as set forth in Appendix E of this Agreement. The administrative fee shall be calculated using the premium base set forth in Section 4B below and shall be subject to the setoffs set forth in Section 4C below.

         (3) Starting April 1, 1999, the MCO shall be eligible to earn an additional quarterly incentive fee payment of up to one-fourth (1/4) of three percent (3%) of annual workers' compensation premium for employers assigned to the MCO, based on its performance on the Return to Work Degree of Disability Management ("DoDM") measurement used under this Agreement, to be paid in quarterly installments as set forth in Appendix E of this Agreement. The incentive fee shall be calculated using the premium base set forth in Section 4B below. A description of the DoDM measurement approach is contained in Appendix E: MCO Payment Methodology.

         (4) In addition to the administrative and incentive fee payments set forth above, the MCO shall have the opportunity to recoup expenditures associated with upgrading its systems capabilities and transmission of data to the Bureau as required under this Agreement. Reimbursement to the MCO for these transmission and developmental acquisition costs shall be calculated as set forth in Appendix E of this Agreement.

         B.       MCO PAYMENT PREMIUM BASE.

         (1) From April 1, 1999 to December 31, 1999, the premium base used to calculate the administrative and incentive fees due to the MCO under this Agreement shall consist of (1) for private employers assigned to the MCO, the premium associated with the employers' July 1, 1997 - June 30, 1998 rating year (as of December 31, 1998) and (2) for public employers assigned to the MCO, the premium associated with the employers' January 1, 1997 - December 31, 1997 rating year (as of December 31, 1998).

         (2) The premium base used to calculate the administrative and incentive fees due to the MCO under this Agreement from April 1, 1999 to December 31, 1999 shall be adjusted monthly (starting January 1999) to reflect changes in the employer assignment to the MCO, including the addition of employers through auto-assignment and the loss of employers who are granted self-insured status, as set forth in Appendix E of this Agreement.

         (3) The premium base used to calculate the administrative and incentive fees due to the MCO under this Agreement during calendar year 2000 shall consist of the premium base used for calendar year 1999 (as adjusted through December 31, 1999, in accordance with Sections 4B(1) and 4B(2) of this Agreement) with the following additional adjustments:
         (1) the MCO's December 31, 1999 premium base shall be increased by the percentage difference in the Consumer Price Index - Urban (CPIU), All Urban, Base Years 82-84, from July 1998 to July 1999; and (2) the appropriate premium for those employers who were zero premium employers during the 1999 premium year shall be added to the MCO's December 31, 1999 premium base.

         (4) The premium base used to calculate the administrative and incentive fees due to the MCO under this Agreement during calendar year 2000 shall be adjusted monthly to reflect changes in the employer assignment to the MCO, including the addition of employers through auto-assignment and the loss of employers who are granted self-insured status, as set forth in Appendix E of this Agreement.

         (5) The premium base used to calculate the administrative, performance and incentive fees due to the MCO under this Agreement for the period from January 1, 1999 to March 31, 1999 shall be as set forth in Appendix E of this Agreement.

         C.       SETOFFS.

         (1) The monthly administrative fee payment to the MCO shall be subject to the following setoffs or deductions:

                  (a) FROI Timing - Defined as the average number of calendar days between Date of Injury (DOI) and Bureau Filing Date for all claims (with a DOI of March 1, 1997 or later) filed during each reporting period (set forth in Appendix E of this Agreement), excluding the five percent (5%) of claims with the longest lag time between DOI and Bureau Filing Date. Starting April 1, 1999, the Bureau shall deduct a percentage of the MCO's monthly administrative fee payment as set forth in
                  Section 4C(2) of this Agreement if the MCO's FROI Timing for the applicable reporting period (set forth in Appendix E of this Agreement) was greater than twenty-one (21.00) calendar days.

                  (b) Bill Timing: MCO Receipt - Bureau Receipt - Defined as the average lag time in calendar days from the MCO's Receipt Date for a provider medical bill or the most recent date the claim in which the bill was incurred was placed in an Allowed status, whichever is later ("MCO Receipt") to the date the MCO's outgoing provider bill 837 transmission is accepted by the EDI system provider designated by the Bureau ("Bureau Receipt"), calculated on the basis of all bills with a paid amount greater than $0.00 received by the Bureau from the MCO during each reporting period (set forth in Appendix E of this Agreement). Starting April 1, 1999, the Bureau shall deduct a percentage of the MCO's monthly administrative fee payment as set forth in Section 4C(2) of this Agreement if the MCO's Bill
                  Timing: MCO Receipt - Bureau Receipt for the applicable reporting period (set forth in Appendix E of this Agreement) was greater than twenty-one (21.00) calendar days.

                  (c) Data Accuracy -- Starting January 1, 2000, the Bureau shall deduct twelve and one-half percent (12.5%) of the MCO's monthly administrative fee payment if the MCO's MCO-to-Bureau 148 and 837 EDI transaction data accuracy percentages for the period being measured (as further set forth in Appendix E of this Agreement) fall below the criteria set forth in Appendix E of this Agreement.

                  (d) Misfiling of Death Claims - Starting January 1, 1999, if the MCO submits a claim as a medical-only or lost-time claim where the claim should have been submitted as a death claim because the injured worker is deceased, the Bureau shall deduct the lesser of two thousand dollars ($2,000.00) or one percent (1%) of the MCO's monthly administrative fee payment per instance.

         (2) For the period from April 1, 1999 to December 31, 1999, the FROI Timing and Bill Timing: MCO Receipt - Bureau Receipt setoffs shall each be equal to twelve and one-half percent (12.5%) of the MCO's monthly administrative fee payment in any given month. For the period from January 1, 2000 to December 31, 2000, the FROI Timing and Bill Timing:
         MCO Receipt Bureau Receipt setoffs shall each be equal to six and one-quarter percent (6.25%) of the MCO's monthly administrative fee payment in any given month.

         B.       EXPENSES.

         Except as otherwise provided in Section 4A(4) and Appendix E of this Agreement, the payment of expenses associated with this Agreement is the sole responsibility of the MCO. The Bureau shall not be required to pay for or reimburse the MCO for any expenses incurred or paid by the MCO in connection with the performance of services, including publication, travel and staffing requirements, pursuant to this Agreement.

5.       TERM AND TERMINATION.

         A.       TERM.

         This Agreement shall become effective January 1, 1999 (the "Effective Date") and shall continue in force for a period of two years unless earlier terminated in accordance with this Agreement. All terms and conditions set forth in this Agreement shall go into effect on the Effective Date unless otherwise stated.

         B.       TERMINATION.

         (1) The MCO may terminate this Agreement without cause upon sixty (60) days written notice to the Bureau. The Bureau may terminate this Agreement for cause at any time upon (a) the insolvency of the MCO, (b) any act of fraud or misrepresentation by the MCO of the amount or cost of services or supplies rendered or provided to an injured worker, (c) any act of fraud or misrepresentation by an MCO in reporting or submitting data to the Bureau, including but not limited to data used by the Bureau to calculate or determine the MCO's administrative, performance, or incentive payments, (d) an unapproved Change in the organizational structure of the MCO or a material Change in its business operations, (e) decertification of the MCO or (f) substantial failure to perform on the part of the MCO.

         (2) Prior to terminating this contract for 5B(1)(f) substantial failure to perform, the Bureau shall send written notice to the MCO containing a statement of the reasons for the proposed termination of the contract; a citation to the statutes, rules, or contract provisions forming the basis for the termination of the contract; a statement indicating that the MCO shall be provided a hearing, if requested within thirty (30) days of the time of the mailing of the notice; and a statement informing the MCO that if a hearing is not requested within thirty (30) days, the Bureau shall terminate the MCO contract.

         (3) If the MCO does not timely request a hearing, the Bureau may terminate this contract for substantial failure to perform. If the MCO timely requests a hearing, the Bureau shall immediately set the date, time, and place for such hearing, and shall notify the MCO of the hearing. The hearing shall be held at the Bureau central office in Columbus.

         (4) The Administrator may conduct the hearing personally or may delegate the hearing to a designee, who shall be an attorney at law. The designee may be from the Bureau law section or an attorney employed by the Administrator especially for such purpose. Should the hearing be conducted by a designee, the designee shall issue a report and recommendation, a copy of which shall be mailed to all parties and representatives, and which may be objected to in writing within ten
         (10) days. The Administrator may approve, disapprove, or modify the report and recommendation of the designee, but shall not take such action until after the expiration of the period for objection to the designee's report. The Administrator shall issue a decision in writing to the MCO and any representative informing them of the Administrator's decision as to the proposed termination. The Administrator's final decision as to termination of this Agreement, whether a hearing was conducted or not, shall not be appealable.

         (5) In the event of termination for any reason, the Bureau shall determine a transition plan for the transfer of services to another managed care organization selected by employers or assigned by the Bureau. In the event of termination for any reason the Bureau may withhold further payment due to the MCO pursuant to this Agreement, or otherwise, for the purpose of set-off until such time as any damages due to the Bureau are determined.

         C.       DAMAGES.

         The MCO acknowledges that the Bureau may suffer damages due to the failure of the MCO to act in accordance with the terms and conditions of this Agreement. The MCO agrees that if the Bureau does not give prompt notice of such failure the Bureau has NOT WAIVED any of its rights or remedies concerning the failure of performance by the MCO. In the event that this Agreement is terminated for any reason the MCO shall be liable for any damages and additional costs the Bureau incurs in seeking replacement services.

         D.       FORCE MAJEURE

         Neither the MCO nor the Bureau shall be liable to the other for any delay or failure of performance of any provisions contained herein, to the extent that such delay or failure is caused by any act of God, such as earthquake; fire; storms; tornadoes; floods, or other severe weather disturbances; explosions; civil disturbances; war; and other such events or any other cause that could not be reasonably foreseen in the exercise of ordinary care, and that is beyond the reasonable control of the party affected, and that the party is unable to prevent.

         E.       DECERTIFICATION.

         The Bureau retains the discretion to initiate decertification proceedings against the MCO upon termination of this Agreement.

6.       GENERAL AND PROFESSIONAL LIABILITY INSURANCE.

The MCO shall maintain general and professional liability insurance against claims for bodily injury, personal injury, death or property damage arising from the services performed by the MCO, its employees, agents, representatives, or subcontractors, under this Agreement for the duration of this Agreement, together with any renewals. Such insurance shall afford initial protection of not less than three million dollars ($3,000,000.00) for each occurrence with respect to bodily injury, personal injury or death and not less than three million dollars ($3,000,000.00) for each occurrence with respect to property damage.

7.       AMENDMENT.

The parties may, by mutual agreement, amend, modify, supplement or rescind the terms of this Agreement. The term "this Agreement" shall be deemed to include any such future amendments, modifications, renewals, extensions, and supplements. Any such amendment, modification, renewal, extension, supplement or rescission shall not be effective unless expressed in writing and signed by the parties hereto; provided, however, the MCO agrees to permit the Bureau to update and substitute, from time to time, its policies, procedures and guidelines that are referred to in this Agreement.

8.       ENTIRE AGREEMENT.

It is mutually understood and agreed that this Agreement, with its Appendices, and the MCO's Application, with any amendments, and the "MCO Application & Requirements Training Manual" are incorporated by reference into this Agreement, and together, represent the entire Agreement between the MCO and the Bureau. The parties have entered into no agreements, express or implied, other than the Agreement set forth in this writing. It is further agreed that no parole representation of any amendment, modification, supplement or rescission of the terms set forth herein shall be given any force or effect unless such amendment, modification, supplement or rescission has been expressed in writing and signed by the parties and meets any and all conditions precedent deemed applicable by the Bureau.

9.       ORDER OF PRIORITIES.

To the extent that the terms and provisions of the MCO's Application, with any amendments, may be inconsistent with this writing, and cannot be harmonized herewith, the terms and provisions of this Agreement shall control followed in order of priority by the Application, with any amendments, then the "MCO Application & Requirements Training Manual."

10.      SEVERABILITY.

If for any reason any provision or part of this Agreement is declared void, invalid, or unenforceable, the validity of the rest of this Agreement shall not be affected and the Agreement shall remain in full force and effect with the void, invalid, or unenforceable provision(s) eliminated.

11.      WAIVER.

No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. Failure of a party to insist upon strict performance of any provision of this Agreement in any one or more instances shall not be construed as a waiver or relinquishment of the right to insist upon strict compliance with such provision in the future.

12.      ASSIGNABILITY AND SUBCONTRACTING.

(A) MCOs are permitted to subcontract services and the MCO is accountable for the actions and performance of any subcontractors engaged by the MCO. The MCO shall not assign, sell, or subcontract any rights, duties or obligations acquired pursuant to this Agreement without prior written approval by the Bureau as provided under Section 3C and/or Appendix D of this Agreement. Such prior written approval by the Bureau shall not be construed to modify or abrogate the MCO's responsibility and liability pursuant to this Agreement.

(B) In the event the MCO assigns or subcontracts its duties or obligations under this Agreement, the MCO shall develop with the Bureau a transition plan for the transfer of services to a new MCO selected by employers or assigned by the Bureau as provided under Appendix D of this Agreement. The MCO shall bear any expenses related to any transitioning or transfer of services by assignment or otherwise.

13.      NON-DISCRIMINATION.

The hiring of employees for the performance of work under this Agreement shall be done in accordance with Ohio Revised Code Section 125.111 and the Governor's amended Executive Order 84-9 of November 30, 1984. The contract shall not discriminate against or intimidate any person hired for the performance of the work by reason of race, color, religion, national origin, ancestry, sex, handicap, or disability as that term is defined by the Americans with Disabilities Act (ADA).

14.      INDEPENDENT MCO RELATIONSHIP.

It is mutually understood and agreed that the MCO is at all times acting as an independent MCO in performing services under this Agreement and shall be responsible for compliance with all laws, rules, and regulations involving, but not limited to, employment of labor, hours of labor, health and safety, working conditions and payment of wages. The persons provided by the MCO shall be solely the MCO's employees and subcontractors of the MCO and shall not be considered employees of the Bureau. The MCO shall be responsible for payment of federal, state, and municipal taxes and costs such as Social Security, unemployment, workers' compensation, disability insurance, and federal and state withholding with respect to its employees.

15.      CONFIDENTIALITY.

The MCO, its officers, agents, employees, representatives, subcontractors and assigns shall keep confidential all information, in whatever form obtained, in the performance of this Agreement, including but not limited to knowledge of the contents of confidential records of the Bureau. Any information subject to the confidentiality laws of this state shall not be released to any person other than authorized representatives of the Bureau, unless the Bureau directs its release.

16.      HOLD HARMLESS AND INDEMNIFICATION.

The MCO shall hold the Bureau harmless and indemnify the Bureau from and against any and all claims, demands, losses, and causes of action asserted against or incurred by the Bureau that result from or arise out of the work performed by the MCO, its agents, employees, representatives, and subcontractors, under this Agreement, or any errors, omissions, negligent conduct or intentional acts of the MCO, its agents, employees, representatives, and subcontractors.

17.      LIMITATION OF LIABILITY.

The Bureau's liability for damages for services rendered pursuant to this Agreement, whether in contract or in tort, shall not exceed the total amount of compensation payable to the MCO pursuant to this Agreement, or the amount of direct damages incurred by the MCO, whichever is less. The MCO's sole and exclusive remedies for the Bureau's failure to perform shall be subject to the jurisdiction of the Ohio Court of Claims. In no event shall the Bureau be liable for any consequential, incidental, or punitive losses, damages, expenses, including the loss of profits, even if the Bureau knew or should have known of the possibility of such damages.

18.      APPLICABLE STATE LAW.

The terms and conditions contained herein shall be construed and interpreted in accordance with the laws of the State of Ohio. Any and all disputes arising from this Agreement shall be governed by the laws of the State of Ohio, and the MCO agrees to submit exclusively to the jurisdiction of the Ohio Court of Claims in any and all disputes arising from this Agreement.

19.      COMPLIANCE WITH THE LAWS OF OHIO.

The MCO agrees and covenants that it at this time is not and for the duration of this Agreement will not knowingly violate the laws of Ohio specifically including, but not limited to, the workers' compensation laws of Ohio, the corporate laws of Ohio, and all rules and regulations promulgated under those laws.

20.      CONFLICTS OF INTEREST.

(A) The MCO affirms that it presently has no interest and shall not acquire any interest, direct or indirect, which would conflict, in any manner or degree, with the performance of services which are required to be performed under any resulting Agreement. In addition, the MCO affirms that a person who is or may become an agent of MCO not having such interest upon the execution of this Agreement shall likewise advise the Bureau in the event it acquires such interest during the term of this Agreement.

(B) Furthermore, any such person who is or may become an agent of the MCO who acquires an incompatible or conflicting personal interest, prior to, on or after the effective date of this Agreement, or who involuntarily acquires any such incompatible or conflicting personal interest, shall immediately disclose his or her interest to the Bureau in writing. Thereafter, such person shall not participate in any action affecting the work under this Agreement, unless the Bureau determines that, in light of the personal interest disclosed, such person's participation in any such action would not be contrary to the public interest.

(C) The MCO and any affiliated Third Party Administrators ("TPAs"), if applicable, shall have complete separation of functions, offices, systems, and staff. The MCO shall not use or contract with any provider who has an ownership interest in, or who is the medical director for, the MCO to provide Independent Medical Examination ("IME") services for injured workers assigned to the MCO. The MCO and any subcontractor(s) must be separate legal entities and may not have the same Bureau provider number or tax identification number. The MCO shall not be a Bureau certified health care provider.

21.      HEADINGS.

The headings in this Agreement and its appendices are for convenience only and are not intended to be part of, or to affect the interpretation of, the terms of this Agreement.

22.      CERTIFICATION.

The MCO is certified to provide services under this Agreement only in the counties listed in Appendix F of this Agreement, as may be modified during the term of this Agreement.

23.      OHIO ELECTIONS LAW.

The MCO affirms that, as applicable to the MCO, no party listed in Division (I) or (J) of Section 3517.13 of the Revised Code, or spouse of such party, has made, as an individual, within the two previous calendar years, one or more political contributions totaling in excess of $1,000.00 to the Governor of Ohio or to his campaign committees.

24.      DEFINITIONS.

Unless otherwise defined in the text of this Agreement, the capitalized terms and capitalized abbreviations as used in this Agreement shall have the same meaning as defined in Rule 4123-6-01 of the Ohio Administrative Code. A Glossary of the defined terms used in this Agreement is attached as Appendix G.

IN WITNESS WHEREOF, the parties hereunto affix their signatures this 10th day of November, 1999.

COMPMANAGEMENT HEALTH SYSTEMS, INC           STATE OF OHIO
TAX ID # 31141515248                         BUREAU OF WORKERS' COMPENSATION

/s/ Robert J. Bossart                        /s/ James Conrad
----------------------------------           ----------------------------------
Name:  Robert J. Bossart                     Name:  James Conrad
Title: President                             Title: Administrator